Filed pursuant to Rule 433

Registration Statement No. 333-181500

Relating to the Preliminary Prospectus Supplement

dated October 23, 2013

FEDERATIVE REPUBLIC OF BRAZIL—FINAL PRICING TERMS (Greenshoe)

Issuer	Federative Republic of Brazil

Transaction	4.25% Global Bonds due 2025

Ratings*	Baa2/BBB/BBB

Distribution	SEC Registered

Amount Issued	U.S.$50,000,000 (brings total size to U.S.$3,250,000,000)

Gross Proceeds	U.S.$49,760,500

Coupon	4.25% per annum, 30/360-day count basis, payable semi annually

Maturity	January 7, 2025

Offering Price	99.521% of the principal amount, plus accrued interest, if any, from November 1, 2013

Yield to Maturity	4.305% per annum

Underwriting Fee	0.20%

Interest Payment Dates	January 7 and July 7 of each year

First Interest Payment Date	January 7, 2014

Pricing Date	October 24, 2013 (Hong Kong time)

Settlement Date	November 1, 2013 (T+6)

CUSIP / ISIN	105756 BV1 / US105756BV13

Denominations	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Listing	Euro MTF Market Luxembourg

Joint Bookrunners	Banco Bradesco BBI S.A. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc.

Underwriting Commitments	Banco Bradesco BBI S.A.: U.S.$16,667,000 Deutsche Bank Securities Inc.: U.S.$16,667,000 HSBC Securities (USA) Inc.: U.S.$16,666,000

A preliminary prospectus supplement of Brazil accompanies the free-writing prospectus and is available from the SEC’s website at: http://www.sec.gov/Archives/edgar/data/205317/000119312513407322/d615647d424b5.htm

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from your sales representative at Banco Bradesco BBI S.A., calling + 1-646-432-6642, or at Deutsche Bank Securities Inc., calling toll-free +1-855-287-1922 or at HSBC Securities (USA) Inc., calling toll-free +1-888-HSBC-4LM.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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